EXHIBIT 99


                                      [Logo of Bethlehem Steel]
                                  	  Bethlehem Steel Corporation
	                                Corporate Communications Division
	                                Public Affairs Department
          	                          1170 Eighth Avenue
	                                Bethlehem, PA  18016-7699
	                                (610) 694-3711 - Phone
	                                (610) 694-1509 - Fax
	                                Internet Homepage Address
	                                http://www.bethsteel.com




FOR IMMEDIATE RELEASE
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        Bethlehem Steel Obtains Waivers of its Net Worth Covenant

	BETHLEHEM, Pa., July 3, 2001 -- Bethlehem Steel Corporation announced today that its banks and other lenders have waived compliance with the consolidated tangible net worth covenant contained in its $320 million Inventory Credit Agreement until January 30, 2002.

	As previously announced, Bethlehem has three other secured financing agreements that include the same adjusted consolidated tangible net worth covenant contained in Bethlehem's Inventory Credit Agreement. The lenders in those agreements have also agreed to a waiver on similar terms. In addition, the lenders to Columbus Coatings Company and Chicago Cold Rolling, in which Bethlehem is a joint venture partner, have agreed, subject to certain conditions, to a standstill agreement relative to their rights against Bethlehem as guarantor of the loans to those joint ventures until January 30, 2002.

     Gary Millenbruch, Bethlehem's vice chairman and chief financial officer, said, "Securing these waivers and standstill agreements is an important step. I'm pleased with the support of our banks and other lenders in providing their consent and agreement." Mr. Millenbruch also said, "Bethlehem is continuing to take all appropriate actions to manage through this period of extremely competitive market conditions.


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In this regard, Bethlehem will continue its efforts to replace its existing credit facilities with new financing arrangements and will continue to aggressively reduce costs, sell certain non-core assets, make further reductions in inventories, and implement other actions to improve cash flow."

     Bethlehem said that it expects to report liquidity, comprising cash and available borrowings under its existing Credit Agreements, to be in excess of $100 million at June 30, 2001. Bethlehem's future liquidity will remain dependent upon its sources of financing, completion of asset sales, business conditions and operating performance.

     The complete provisions and conditions of the amendment and waiver to Bethlehem's Inventory Credit Agreement and Receivables Purchase Agreement are contained in the company's Form 8K that will be filed today with the Securities and Exchange Commission.

     This release contains forward-looking statements. Our use of the words "expect", "believe", "intent", "should", "plan" and similar words are intended to identify these statements as forward-looking. In accordance with the provisions of the Private Securities Litigation Reform Act of 1995, reference is made to "Item 1 - Business - Forward - Looking Statements" of Bethlehem's 2000 Annual Report on Form 10-K filed with the Securities and Exchange Commission on January 31, 2001, and to "Cautionary Statement" of Bethlehem's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on April 24, 1998 for important factors that could cause actual results to differ materially from those projected.

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For More Information Contact:
Bethlehem Steel Corporation
Bette Kovach - (610) 694-6308